Filed Pursuant to Rule 424(b)3
Registration No. 333-146832
PROSPECTUS

DCP Midstream Partners, LP

5,386,732 Common Units

Up to 5,386,732 of our common units may be offered from time to time by the selling unitholders named in this prospectus. All of the common units were originally sold to the selling unitholders in private placements exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering the offer and sale of the common units to satisfy registration rights that we have granted to the selling unitholders. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholders.

Our common units are traded on the New York Stock Exchange under the symbol “DPM.” On January 17, 2008, the last reported sale price of our common units on the New York Stock Exchange was $38.96 per common unit.

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 18, 2008

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) for a continuous offering. Under this prospectus, the selling unitholders may, from time to time, sell the shares of our common units described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so modified will be deemed to constitute a part of this prospectus.

Throughout this prospectus, when we use the terms “we,” “us,” or “DCP,” we are referring either to DCP Midstream Partners, LP, the registrant itself, or to DCP Midstream Partners, LP and its operating subsidiaries collectively, as the context requires. References in this prospectus to our “general partner” refer to DCP Midstream GP, LP and/or DCP Midstream GP, LLC, the general partner of DCP Midstream GP, LP, as appropriate.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and that is deemed “filed,” with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Our Current Reports on Form 8-K filed February 22, 2007, March 13, 2007, April 20, 2007, May 2, 2007, May 10, 2007, May 14, 2007, May 25, 2007, May 25, 2007, June 20, 2007, June 25, 2007, June 27, 2007, July 2, 2007 (as amended by our Current Reports on Form 8-K/A filed on October 3, 2007 and October 16, 2007), July 11, 2007, August 9, 2007, September 5, 2007, September 17, 2007, October 10, 2007, October 17, 2007, October 17, 2007, October 30, 2007, November 8, 2007, November 13, 2007, November 14, 2007, December 20, 2007, January 7, 2008 and January 15, 2008; and

•	The description of our common units contained in our registration statement on Form 8-A filed on November 18, 2005, and any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

DCP Midstream Partners, LP
Secretary
370 17th Street, Suite 2775
Denver, Colorado
(303) 633-2900

Additionally, you may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.dcppartners.com our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and our reports, filings and other public announcements may from time to time contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks and uncertainties include, but are not limited to, the risks set forth under “Risk Factors” beginning on page 6 as well as the following risks and uncertainties:

•	the level and success of natural gas drilling around our assets, and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets, which will depend on general market conditions, interest rates and our ability to effectively limit a portion of the adverse effects of potential changes in interest rates by entering into derivative financial instruments, and the credit ratings for our debt obligations;

•	the extent of changes in commodity prices, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;

•	our ability to construct facilities in a timely fashion, which is partially dependent on obtaining required building, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for supplies;

•	the creditworthiness of counterparties to our transactions;

•	weather and other natural phenomena, including their potential impact on demand for the commodities we sell and our and third-party-owned infrastructure;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment or the increased regulation of our industry;

•	industry changes, including the impact of consolidations, alternative energy sources, technological advances and changes in competition;

•	the amount of collateral required to be posted from time to time in our transactions; and

•	general economic, market and business conditions.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DCP MIDSTREAM PARTNERS, LP

Overview

We are a Delaware limited partnership formed by DCP Midstream, LLC to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. We are currently engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas, the business of producing, transporting and selling propane and other natural gas liquids, or NGLs, and the business of storing propane. Supported by our relationship with DCP Midstream, LLC and its parents, Spectra Energy Corp, which we refer to as Spectra Energy, and ConocoPhillips, we intend to acquire and construct additional assets and we have a management team dedicated to executing our growth strategy.

Our operations are organized into three business segments, Natural Gas Services, Wholesale Propane Logistics and NGL Logistics.

Our Natural Gas Services segment is comprised of the following:

•	our North Louisiana system, which is an integrated pipeline system located in northern Louisiana and southern Arkansas that gathers, compresses, treats, processes, transports and sells natural gas, and that sells NGLs. This system consists of the following:

•	the Minden processing plant and gathering system, which includes a cryogenic natural gas processing plant supplied by approximately 700 miles of natural gas gathering pipelines, connected to approximately 460 receipt points, with throughput and processing capacity of approximately 115 million cubic feet per day, or MMcf/d;

•	the Ada processing plant and gathering system, which includes a refrigeration natural gas processing plant supplied by approximately 130 miles of natural gas gathering pipelines, connected to approximately 210 receipt points, with throughput capacity of approximately 80 MMcf/d; and

•	the Pelico Pipeline, LLC system, or Pelico system, an approximately 600-mile intrastate natural gas gathering and transportation pipeline with throughput capacity of approximately 250 MMcf/d and connections to the Minden and Ada processing plants and approximately 450 other receipt points. The Pelico system delivers natural gas to multiple interstate and intrastate pipelines, as well as directly to industrial and utility end-use markets;

•	our Southern Oklahoma, or Lindsay, gathering system, that was acquired in May 2007, which consists of approximately 225 miles of pipeline and 9,500 horsepower of compression, with throughput and processing capacity of approximately 25 MMcf/d;

•	our equity interests that were acquired in July 2007, which consist of the following:

•	our 40% interest in Discovery Producer Services LLC, or Discovery, which constructs and operates a natural gas processing plant, a natural gas liquids fractionator plant, a natural gas pipeline that transports gas from the Gulf of Mexico to their processing plant, and several laterals expanding their presence in the Gulf;

•	our 25% interest in DCP East Texas Holdings, LLC, or East Texas, which operates a natural gas processing complex that is connected to their gathering system as well as third party gathering systems, and delivers residue gas to interstate and intrastate pipelines; and

•	our gathering, processing and compression assets that were acquired in August 2007, which consist of the following:

•	our 70% operating interest in the 31-mile Collbran Valley Gas Gathering system, or Collbran, which has assets in the Piceance Basin that gather and process natural gas from over 20,000 dedicated acres in western Colorado, and a processing facility with a capacity that is currently being expanded from 60 MMcf/d to 120 MMcf/d;

•	The Powder River Basin assets, which include the 1,324-mile Douglas gas gathering system, that gathers approximately 30 MMcf/d of gas and covers more than 4,000 square miles in Wyoming, as well as an idle Painter Unit fractionator and Millis terminal, and associated NGL pipelines in southwest Wyoming.

Our Wholesale Propane Logistics segment, which we acquired in November 2006, consists of the following:

•	six owned rail terminals located in the Midwest and northeastern United States, with aggregate storage capacity of 25 thousand barrels, or MBbls;

•	one leased marine terminal located in Providence, Rhode Island, with storage capacity of 450 MBbls;

•	one pipeline terminal in Midland, Pennsylvania with storage capacity of 56 MBbls; and

•	access to several open access pipeline terminals.

Our NGL Logistics segment consists of the following:

•	our Seabreeze pipeline, an approximately 68-mile intrastate NGL pipeline in Texas with throughput capacity of 33 thousand barrels per day, or MBbls/d;

•	our Wilbreeze pipeline, the construction of which was completed in December 2006, an approximately 39-mile intrastate NGL pipeline in Texas, which connects a DCP Midstream, LLC gas processing plant to the Seabreeze pipeline, with throughput capacity of 11 MBbls/d; and

•	our 45% interest in the Black Lake Pipe Line Company, or Black Lake, the owner of an approximately 317-mile interstate NGL pipeline in Louisiana and Texas with throughput capacity of 40 MBbls/d.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating partnership, DCP Midstream Operating, LP. DCP Midstream GP, LLC is the general partner of our general partner, DCP Midstream GP, LP, and has sole responsibility for conducting our business and managing our operations.

Our principal executive office is located at 370 17th Street, Suite 2775, Denver, Colorado 80202. Our telephone number is (303) 633-2900. Our common units are traded on the New York Stock Exchange under the symbol “DPM.”

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in our securities, you should carefully consider the following risk factors as well as those contained in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each of which is incorporated by reference herein, and those that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and any other documents we incorporate by reference.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to continue to make cash distributions to holders of our common units and subordinated units at our current distribution rate.

We may not have sufficient available cash from operating surplus each quarter to enable us to continue to make cash distributions at our current distribution rate. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the fees we charge and the margins we realize for our services;

•	the prices of, level of production of, and demand for, natural gas, propane, condensate and NGLs;

•	the volume of natural gas we gather, treat, compress, process, transport and sell, the volume of propane and NGLs we transport and sell, and the volumes of propane we store;

•	the relationship between natural gas and NGL prices;

•	the level of competition from other midstream energy companies;

•	the impact of weather conditions on the demand for natural gas and propane;

•	the level of our operating and maintenance and general and administrative costs; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	the cost and form of payment of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our debt agreements;

•	the amount of cash distributions we receive from our equity interests; and

•	the amount of cash reserves established by our general partner.

We have partial ownership interests in a number of joint venture legal entities, including Discovery, East Texas and Black Lake, which could adversely affect our ability to operate and control these entities. In addition, we may be unable to control the amount of cash we will receive from the operation of these entities and we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to distribute cash to you.

Our inability to control the operations and management of joint venture legal entities that we have a partial ownership interest in may mean that we will not receive the amount of cash we expect to be distributed to us. In addition, for entities where we have a minority ownership interest, we will be unable to control ongoing operational decisions, including the incurrence of capital expenditures that we may be required to fund. Specifically,

•	We have limited ability to influence decisions with respect to the operations of these entities and their subsidiaries, including decisions with respect to incurrence of expenses and distributions to us;

•	These entities may establish reserves for working capital, capital projects, environmental matters and legal proceedings which would otherwise reduce cash available for distribution to us;

•	These entities may incur additional indebtedness, and principal and interest made on such indebtedness may reduce cash otherwise available for distribution to us; and

•	These entities may require us to make additional capital contributions to fund working capital and capital expenditures, our funding of which could reduce the amount of cash otherwise available for distribution.

All of these things could significantly and adversely impact our ability to distribute cash to you.

The amount of cash we have available for distribution to holders of our common units and subordinated units depends primarily on our cash flow and not solely on profitability.

You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

Because of the natural decline in production from existing wells, our success depends on our ability to obtain new sources of supplies of natural gas and NGLs, which are dependent on certain factors beyond our control. Any decrease in supplies of natural gas or NGLs could adversely affect our business, operating results and our ability to make cash distributions.

Our gathering and transportation pipeline systems are connected to or dependent on the level of production from natural gas wells, from which production will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our gathering and transportation pipeline systems and NGL pipelines and the asset utilization rates at our natural gas processing plants, we must continually obtain new supplies. The primary factors affecting our ability to obtain new supplies of natural gas and NGLs, and to attract new customers to our assets include the level of successful drilling activity near these systems, and our ability to compete for volumes from successful new wells.

The level of drilling activity is dependent on economic and business factors beyond our control. The primary factor that impacts drilling decisions is natural gas prices. Currently, natural gas prices are high in relation to historical prices. For example, the rolling twelve-month average New York Mercantile Exchange, or NYMEX, daily settlement price of natural gas futures contracts has increased from $5.39 per MMBtu as of December 31, 2003 to $7.96 per MMBtu as of December 31, 2007. If the high price for natural gas were to decline, the level of drilling activity could decrease. A sustained decline in natural gas prices could result in a decrease in exploration and development activities in the fields served by our gathering and pipeline transportation systems and our natural gas treating and processing plants, which would lead to reduced utilization of these assets. Other factors that impact production decisions include producers’ capital budgets, the ability of producers to obtain necessary drilling and other governmental permits, access to drilling rigs and regulatory changes. Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

The cash flow from our Natural Gas Services segment is affected by natural gas, NGL and condensate prices, and decreases in these prices could adversely affect our ability to make distributions to holders of our common units and subordinated units.

Our Natural Gas Services segment is affected by the level of natural gas, NGL and condensate prices. NGL and condensate prices generally fluctuate on a basis that correlates to fluctuations in crude oil prices. In the past, the prices of natural gas and crude oil have been extremely volatile, and we expect this volatility to continue. The markets and prices for natural gas, NGLs, condensate and crude oil depend upon factors beyond our control. These factors include supply of and demand for these commodities, which fluctuate with changes in market and economic conditions and other factors, including:

•	the impact of weather;

•	the level of domestic and offshore production;

•	the availability of imported natural gas, NGLs and crude oil;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the availability and marketing of competitive fuels;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

Our primary natural gas gathering and processing arrangements that expose us to commodity price risk are our percentage-of-proceeds arrangements. Under percentage-of-proceeds arrangements, we generally purchase natural gas from producers for an agreed percentage of the proceeds from the sale of residue gas and NGLs resulting from our processing activities, and then sell the resulting residue gas and NGLs at market prices. Under these types of arrangements, our revenues and our cash flows increase or decrease, whichever is applicable, as the price of natural gas and NGLs fluctuate. We have mitigated a portion of our share of anticipated natural gas and NGL commodity price risk associated with these arrangements through 2013. Additionally, as part of our gathering operations, we recover and sell condensate. The margins we earn from condensate sales are directly correlated with crude oil prices. We have mitigated a portion of our share of anticipated condensate commodity price risk through 2013.

Our derivative activities may have a material adverse effect on our earnings, profitability, cash flows and financial condition.

We have mitigated a portion of our expected natural gas and NGL commodity price risk relating to our percentage-of-proceeds gathering and processing contracts through 2013 by entering into derivative financial instruments relating to the future price of natural gas and crude oil. In addition, we have mitigated a portion of our expected condensate commodity price risk relating to condensate recovered from our gathering operations through 2013 by entering into derivative financial instruments relating to the future price of crude oil. Additionally, we have entered into interest rate swap agreements to convert a portion of the variable rate revolving debt under our Credit Agreement to a fixed rate obligation, thereby reducing the exposure to market rate fluctuations. The intent of these arrangements is to reduce the volatility in our cash flows resulting from fluctuations in commodity prices and interest rates.

We will continue to evaluate whether to enter into any new derivative arrangements, but there can be no assurance that we will enter into any new derivative arrangement or that our future derivative arrangements will be on terms similar to our existing derivative arrangements. Also, we may seek in the future to further limit our exposure to changes in natural gas, NGL and condensate commodity prices and interest rates by using financial derivative instruments and other derivative mechanisms from time to time. To the extent we enter into derivative instruments to mitigate our commodity price and interest rate risk, we will forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor.

Despite our risk management program, we remain exposed to risks associated with fluctuations in commodity prices. The extent of our commodity price risk is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual natural gas, NGL and condensate prices that we realize in our operations. Furthermore, we have entered into derivative transactions related to only a portion of the volume of our expected natural gas supply and production of NGLs and condensate from our processing plants; as a result, we will continue to have direct commodity price risk to the open portion. Our actual future production may be significantly higher or lower than we estimate at the time we entered into the derivative transactions for that period. If the actual amount is higher than we estimate, we will have greater commodity price risk than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a reduction of our liquidity.

As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our earnings and cash flows. In addition, even though our management monitors our derivative activities, these activities can result in substantial losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the applicable derivative arrangement, the derivative arrangement is imperfect or ineffective, or our risk management policies and procedures are not properly followed or do not work as planned. We cannot assure you that the steps we take to monitor our risk management activities will detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Effective July 1, 2007, we elected to discontinue using the hedge method of accounting for our commodity cash flow hedges. We will use the mark-to-market method of accounting for all commodity cash flow hedges, which is expected to significantly increase the volatility of our results of operations as we will recognize, in current earnings, all non-cash gains and losses from the mark-to-market on non-trading derivative activity.

We typically do not obtain independent evaluations of natural gas reserves dedicated to our gathering and pipeline systems; therefore, volumes of natural gas on our systems in the future could be less than we anticipate.

We typically do not obtain independent evaluations of natural gas reserves connected to our systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, we do not have independent estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems is less than we anticipate and we are unable to secure additional sources of natural gas, then the volumes of natural gas on our systems in the future could be less than we anticipate. A decline in the volumes of natural gas on our systems could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to you.

We depend on certain natural gas producer customers for a significant portion of our supply of natural gas and NGLs. The loss of any of these customers could result in a decline in our volumes, revenues and cash available for distribution.

We rely on certain natural gas producer customers for a significant portion of our natural gas and NGL supply. We identify primary suppliers as those individually representing 10% or more of our total natural gas supply. Our primary suppliers of natural gas represented approximately 65% of the natural gas supplied in our Natural Gas Services segment in the nine months ended September 30, 2007. In our NGL Logistics segment, our largest NGL supplier is DCP Midstream, LLC, who obtains NGLs from various third party producer customers. While some of these customers are subject to long-term contracts, we may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all. The loss of all or even a portion of the natural gas and NGL volumes supplied by these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations and financial condition, unless we were able to acquire comparable volumes from other sources.

If we are not able to purchase propane from our principal suppliers, our results of operations in our wholesale propane logistics business would be adversely affected.

Most of our propane purchases are made under supply contracts that have a term of between one to five years and provide various pricing formulas. We identify primary suppliers as those individually representing 10% or more of our total propane supply. Our primary suppliers of propane represented approximately 83% of our propane purchases in the nine months ended September 30, 2007. In the event that we are unable to purchase propane from our significant suppliers, our failure to obtain alternate sources of supply at competitive prices and on a timely basis would hurt our ability to satisfy customer demand, reduce our revenues and adversely affect our results of operations.

We may not be able to grow or effectively manage our growth.

A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our business. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

•	identify businesses engaged in managing, operating or owning pipelines, processing and storage assets or other midstream assets for acquisitions, joint ventures and construction projects;

•	consummate accretive acquisitions or joint ventures and complete construction projects;

•	appropriately identify any liabilities associated with any acquired businesses or assets;

•	integrate any acquired or constructed businesses or assets successfully with our existing operations and into our operating and financial systems and controls;

•	hire, train and retain qualified personnel to manage and operate our growing business; and

•	obtain required financing for our existing and new operations.

A deficiency in any of these factors could adversely affect our ability to achieve growth in the level of our cash flows or realize benefits from acquisitions, joint ventures or construction projects. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay. In addition, DCP Midstream, LLC and its affiliates are not restricted from competing with us. DCP Midstream, LLC and its affiliates may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Furthermore, we have recently grown significantly through a series of acquisitions. For example, in May 2007 we acquired the Lindsay gathering system, in July 2007 we acquired a 25% interest in East Texas and a 40% interest in Discovery and in August we acquired certain subsidiaries of Momentum Energy Group Inc. If we fail to properly integrate these acquired assets successfully with our existing operations or we did not identify a significant liability associated with the acquired assets, the anticipated benefits from these acquisitions may not be fully realized.

We may not successfully balance our purchases and sales of natural gas and propane, which would increase our exposure to commodity price risks.

We purchase from producers and other customers a substantial amount of the natural gas that flows through our natural gas gathering, processing and transportation systems for resale to third parties, including natural gas marketers and end-users. In addition, in our wholesale propane logistics business, we purchase propane from a variety of sources and resell the propane to retail distributors. We may not be successful in balancing our purchases and sales. A producer or supplier could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause our purchases and sales to be unbalanced. While we attempt to balance our purchases and sales, if our purchases and sales are unbalanced, we will face increased exposure to commodity price risks and could have increased volatility in our operating income and cash flows.

Our NGL pipelines could be adversely affected by any decrease in NGL prices relative to the price of natural gas.

The profitability of our NGL pipelines is dependent on the level of production of NGLs from processing plants connected to our NGL pipelines. When natural gas prices are high relative to NGL prices, it is less profitable to process natural gas because of the higher value of natural gas compared to the value of NGLs and because of the increased cost (principally that of natural gas as a feedstock and fuel) of separating the mixed NGLs from the natural gas. As a result, we may experience periods in which higher natural gas prices reduce the volume of natural gas processed at plants connected to our NGL pipelines, which would reduce the volumes and gross margins attributable to our NGL pipelines.

If third-party pipelines and other facilities interconnected to our natural gas and NGL pipelines and facilities become unavailable to transport or produce natural gas and NGLs, our revenues and cash available for distribution could be adversely affected.

We depend upon third party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. For example, the volumes of NGLs that are transported on our Seabreeze pipeline and the Black Lake pipeline are dependent upon a number of processing plants and NGL pipelines owned and operated by DCP Midstream, LLC and other third parties. In addition, our Pelico pipeline system is interconnected to several third-party intrastate and interstate pipelines. Since we do not own or operate any of these third-party pipelines or other facilities, their continuing operation is not within our control. If any of these third-party pipelines and other facilities become unavailable to transport or produce natural gas and NGLs, our revenues and cash available for distribution could be adversely affected.

Our wholesale propane logistics business would be adversely affected if service at our terminals were interrupted.

Historically, a substantial portion of the propane we purchase to support our wholesale propane logistics business is delivered to us at our rail terminals or is delivered by ship to us at our leased marine terminal in Providence, Rhode Island. We also rely on shipments of propane via the Buckeye Pipeline for our Midland Terminal and via TEPPCO Partners, LP’s pipeline to open access terminals. Any significant interruption in the service at these terminals would adversely affect our ability to obtain propane, which could reduce the amount of propane that we distribute, our revenues or cash available for distribution.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

We compete with similar enterprises in our respective areas of operation. Some of our competitors are large oil, natural gas and petrochemical companies that have greater financial resources and access to supplies of natural gas, propane and NGLs than we do. Some of these competitors may expand or construct gathering, processing and transportation systems that would create additional competition for the services we provide to our customers. In addition, our customers who are significant producers of natural gas may develop their own gathering, processing and transportation systems in lieu of using ours. Likewise, our customers who produce NGLs may develop their own systems to transport NGLs in lieu of using ours. Additionally, our wholesale propane distribution customers may develop their own sources of propane supply in lieu of seeking supplies from us. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions.

Since weather conditions may adversely affect the overall demand for propane, our wholesale propane business is vulnerable to, and could be adversely affected by, warm winters.

Weather conditions could have an impact on the demand for wholesale propane because the end-users of propane depend on propane principally for heating purposes. As a result, warm weather conditions could adversely impact the demand for and prices of propane. Actual weather conditions can substantially change from one year to the next. Furthermore, since our wholesale propane logistics business is located almost solely in the northeast, warmer than normal temperatures in the northeast can decrease the total volume of propane we sell. Such conditions may also cause downward pressure on the price of propane, which could result in a lower of cost or market adjustment to the value of our inventory. Consequently, our operating results may vary due to actual changes in temperature.

Competition from alternative energy sources and energy efficiency and technological advances may reduce the demand for propane, which could reduce the volumes of propane that we distribute.

Competition from alternative energy sources, including natural gas and electricity, has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. In addition, propane competes with heating oil primarily in residential applications. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in the northeast, which has historically depended upon propane, could reduce the demand for propane, which could adversely affect the volumes of propane that we distribute. In addition, stricter conservation measures in the future or technological advances in heating, conservation, energy generation or other devices could reduce the demand for propane in the future, which could adversely affect the volumes of propane that we distribute.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

Our natural gas gathering and intrastate transportation operations are generally, with the exception of Discovery, exempt from FERC regulation under the NGA, except for Section 311 as discussed below, but FERC regulation still affects these businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its oil and natural gas regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release and market center promotion, indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate oil and natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to oil and natural gas transportation capacity. In addition, the distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of our gathering facilities and intrastate transportation pipelines may be subject to change based on future determinations by FERC and the courts.

In addition, the rates, terms and conditions of some of the transportation services we provide on our Pelico pipeline system and the EasTrans Limited Partnership (EasTrans) pipeline system owned by East Texas, are subject to FERC regulation under Section 311 of the NGPA. Under Section 311, rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The Pelico system is currently charging rates for its Section 311 transportation services that were deemed fair and equitable under a rate settlement with FERC. The EasTrans system is currently charging rates for its Section 311 transportation services that were deemed fair and equitable under an order approved by the Railroad Commission of Texas. In December 2006, the Pelico system filed a new Section 311 rate case with the FERC. The settlement in the rate case, which was approved on April 25, 2007, provided for an increase in the maximum transportation rate that the Pelico system can charge, to $0.2322 per MMBtu from $0.1965 per MMBtu, effective December 1, 2006. There were no other changes to the Pelico system’s terms and conditions of service. The Black Lake pipeline system is an interstate transporter of NGLs and is subject to FERC jurisdiction under the Interstate Commerce Act and the Elkins Act.

Other state and local regulations also affect our business. Our non-proprietary gathering lines are subject to ratable take and common purchaser statutes in Louisiana. Ratable take statutes generally require gatherers to take, without undue discrimination, oil or natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or transport oil or natural gas. Federal law leaves any economic regulation of natural gas gathering to the states. The states in which we operate have adopted complaint-based regulation of oil and natural gas gathering activities, which allows oil and natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to oil and natural gas gathering access and rate discrimination. Other state regulations may not directly regulate our business, but may nonetheless affect the availability of natural gas for purchase, processing and sale, including state regulation of production rates and maximum daily production allowable from gas wells. While our proprietary gathering lines currently are subject to limited state regulation, there is a risk that state laws will be changed, which may give producers a stronger basis to challenge proprietary status of a line, or the rates, terms and conditions of a gathering line providing transportation service.

Discovery’s interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our business and operating results. Moreover, because Discovery is a non-corporate entity, it may be disadvantaged in calculating its cost-of-service for rate-making purposes.

The FERC, pursuant to the Natural Gas Act, regulates many aspects of Discovery’s interstate pipeline transportation service, including the rates that Discovery is permitted to charge for such service. Under the Natural Gas Act, interstate transportation rates must be just and reasonable and not unduly discriminatory. If the FERC fails to permit tariff rate increases requested by Discovery, or if the FERC lowers the tariff rates Discovery is permitted to charge its customers, on its own initiative, or as a result of challenges raised by Discovery’s customers or third parties, Discovery’s tariff rates may be insufficient to recover the full cost of providing interstate transportation service. The FERC could require refund by Discovery of certain amounts exceeding those rates determined by FERC to be lawful. An adverse decision by the FERC in approving Discovery’s regulated rates could adversely affect our cash flows. Although the FERC generally does not regulate the natural gas gathering operations of Discovery under the Natural Gas Act, federal regulation influences the parties that gather natural gas on the Discovery gas gathering system.

Discovery’s maximum regulated rate for mainline transportation is scheduled to decrease in 2008. At that time, Discovery may be required to reduce its mainline transportation rate on all of its contracts that have rates above the new maximum rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with the FERC seeking to alter this scheduled maximum rate reduction. However, if filed, a rate case may not be successful in preventing all or part of the rate reduction. If Discovery makes such a filing, it is possible that other aspects of Discovery’s cost-of-service and rate design could be reviewed, which could result in additional reductions to its regulated rates.

Under current policy, the FERC permits pipelines to include, in the cost-of-service used as the basis for calculating the pipeline’s regulated rates, a tax allowance reflecting the actual or potential income tax liability on public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. In a future rate case, Discovery may be required to demonstrate the extent to which inclusion of an income tax allowance in Discovery’s cost-of-service is permitted under the current income tax allowance policy.

We may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances or hydrocarbons into the environment.

Our operations are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example, (1) the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions; (2) the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws that impose requirements for the discharge of waste from our facilities; and (3) the Comprehensive Environmental Response Compensation and Liability Act of 1980, or CERCLA, also known as “Superfund,” and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental regulations, including CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances or hydrocarbons have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, and historical industry operations and waste disposal practices. For example, an accidental release from one of our facilities could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover these costs from insurance or from indemnification from DCP Midstream, LLC.

We may incur significant costs and liabilities resulting from pipeline integrity programs and related repairs.

Pursuant to the Pipeline Safety Improvement Act of 2002, the United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

We currently estimate that we will incur costs of approximately $4.1 million between 2007 and 2011 to implement pipeline integrity management program testing along certain segments of our natural gas and NGL pipelines. This does not include the costs, if any, of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which costs could be substantial. While DCP Midstream, LLC has agreed to indemnify us for our pro rata share of any capital contributions associated with certain repair costs relating to the Black Lake pipeline resulting from such testing program, the actual costs of making such repairs, including any lost cash flows resulting from shutting down our pipelines during the pendency of such repairs, could substantially exceed the amount of such indemnity.

We currently transport all of the NGLs produced at our Minden plant on the Black Lake pipeline. Accordingly, in the event that the Black Lake pipeline becomes inoperable due to any necessary repairs resulting from our integrity testing program or for any other reason for any significant period of time, we would need to transport NGLs by other means. The Minden plant has an existing alternate pipeline connection that would permit the transportation of NGLs to a local fractionator for processing and distribution with sufficient pipeline takeaway and fractionation capacity to handle all of the Minden plant’s NGL production. We do not, however, currently have commercial arrangements in place with the alternative pipeline. While we believe we could establish alternate transportation arrangements, there can be no assurance that we will in fact be able to enter into such arrangements.

Our construction of new assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

One of the ways we intend to grow our business is through the construction of new midstream assets. The construction of additions or modifications to our existing systems or propane terminals, and the construction of new midstream assets involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule or at the budgeted cost, or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we construct a new pipeline or terminal, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. Since we are not engaged in the exploration for and development of natural gas and oil reserves, we often do not have access to third-party estimates of potential reserves in an area prior to constructing facilities in such area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, the construction of additions to our existing gathering, transportation and propane terminal assets may require us to obtain new rights-of-way prior to constructing new facilities. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines, expand our network of propane terminals, or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. In addition, the construction of additional propane terminals may require greater capital investment if the commodity prices of certain supplies such as steel increase. If the cost of renewing or obtaining new rights-of-way increases, or the cost of constructing new facilities is impacted by certain commodity prices, our cash flows could be adversely affected.

If we do not make acquisitions on economically acceptable terms, our future growth will be limited.

Our ability to grow depends, in part, on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them; (2) unable to obtain financing for these acquisitions on economically acceptable terms; or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations per unit. Additionally, net assets contributed by DCP Midstream, LLC represent a transfer of net assets between entities under common control, and are recognized at DCP Midstream, LLC’s basis in the net assets transferred. The amount of the purchase price in excess of DCP Midstream, LLC’s basis in the net assets, if any, is recognized as a reduction to partners’ equity. Contributions from DCP Midstream, LLC may significantly increase our debt to capitalization ratios.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenues and costs, including synergies;

•	an inability to integrate successfully the businesses we acquire;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns;

•	change in competitive landscape;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of energy assets by industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

We do not own all of the land on which our pipelines, facilities and rail terminals are located, which could disrupt our operations.

We do not own all of the land on which our pipelines, facilities and rail terminals have been constructed, and we are therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights of way or if such rights of way lapse or terminate. We obtain the rights to construct and operate our pipelines, surface sites and rail terminals on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to you.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations and financial results could be adversely affected.

Our operations are subject to many hazards inherent in the gathering, compressing, treating, processing and transporting of natural gas, propane and NGLs, and the storage of propane, including:

•	damage to pipelines, plants and terminals, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters and acts of terrorism;

•	inadvertent damage from construction, farm and utility equipment;

•	leaks of natural gas, propane, NGLs and other hydrocarbons or losses of natural gas, propane or NGLs as a result of the malfunction of equipment or facilities;

•	contaminants in the pipeline system;

•	fires and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks inherent to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, which may include toxic tort claims, other than those considered to be sudden and accidental. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition. In addition, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

On June 21, 2007, we entered into an Amended and Restated Credit Agreement, or the Amended Credit Agreement, consisting of a $600.0 million revolving credit facility and a $250.0 million term loan facility for working capital and other general corporate purposes. As of December 31, 2007, the outstanding balance on the revolving credit facility was $530.0 million and the outstanding balance on the term loan facility was $100.0 million.

We continue to have the ability to incur additional debt, subject to limitations in our credit facility. Our level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we will need a portion of our cash flow to make interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to obtain new debt funding or service our existing debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service debt under our revolving credit facility will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms, or at all. During 2006 we entered into interest rate swap agreements to convert $125.0 million of the indebtedness outstanding on our revolving credit facility to a fixed rate obligation. During 2007 we entered into interest rate swap agreements to convert $200.0 million of the indebtedness outstanding on our revolving credit facility to a fixed rate obligation.

Restrictions in our credit facility will limit our ability to make distributions to you and may limit our ability to capitalize on acquisitions and other business opportunities.

Our credit facility contains covenants limiting our ability to make distributions, incur indebtedness, grant liens, make acquisitions, investments or dispositions and engage in transactions with affiliates. Furthermore, our credit facility contains covenants requiring us to maintain certain financial ratios and tests. Any subsequent replacement of our credit facility or any new indebtedness could have similar or greater restrictions.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

Due to our lack of industry and geographic diversification, adverse developments in our midstream operations or operating areas would reduce our ability to make distributions to our unitholders.

We rely on the cash flow generated from our midstream energy businesses, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas, propane, condensate and NGLs. Due to our lack of diversification in industry type and location, an adverse development in one of these businesses or operating areas would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

We are exposed to the credit risks of our key producer customers and propane purchasers, and any material nonpayment or nonperformance by our key producer customers or our propane purchasers could reduce our ability to make distributions to our unitholders.

We are subject to risks of loss resulting from nonpayment or nonperformance by our producer customers and propane purchasers. Any material nonpayment or nonperformance by our key producer customers or our propane purchasers could reduce our ability to make distributions to our unitholders. Furthermore, some of our producer customers or our propane purchasers may be highly leveraged and subject to their own operating and regulatory risks, which could increase the risk that they may default on their obligations to us.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations.

The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001 or the attacks in London, and the threat of future terrorist attacks on our industry in general, and on us in particular, is not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies, propane shipments or storage facilities, and markets for refined products, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks Inherent in an Investment in Our Common Units

DCP Midstream, LLC controls our general partner, which has sole responsibility for conducting our business and managing our operations. DCP Midstream, LLC has conflicts of interest, which may permit it to favor its own interests to your detriment.

DCP Midstream, LLC owns and controls our general partner. Some of our general partner’s directors, and some of its executive officers, are directors or officers of DCP Midstream, LLC or its parents. Therefore, conflicts of interest may arise between DCP Midstream, LLC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires DCP Midstream, LLC to pursue a business strategy that favors us. DCP Midstream, LLC’s directors and officers have a fiduciary duty to make these decisions in the best interests of the owners of DCP Midstream, LLC, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as DCP Midstream, LLC and its affiliates, in resolving conflicts of interest;

•	DCP Midstream, LLC and its affiliates, including Spectra Energy and ConocoPhillips, are not limited in their ability to compete with us. Please read “— DCP Midstream, LLC and its affiliates are not limited in their ability to compete with us” below;

•	our general partner may make a determination to receive a quantity of our Class B units in exchange for resetting the target distribution levels related to its incentive distribution rights without the approval of the special committee of our general partner or our unitholders;

•	some officers of DCP Midstream, LLC who provide services to us also will devote significant time to the business of DCP Midstream, LLC, and will be compensated by DCP Midstream, LLC for the services rendered to it;

•	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

DCP Midstream, LLC and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the Omnibus Agreement, as amended, between us, DCP Midstream, LLC and others will prohibit DCP Midstream, LLC and its affiliates, including Spectra Energy and ConocoPhillips, from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, DCP Midstream, LLC and its affiliates, including Spectra Energy and ConocoPhillips, may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. Each of these entities is a large, established participant in the midstream energy business, and each has significantly greater resources and experience than we have, which factors may make it more difficult for us to compete with these entities with respect to commercial activities as well as for acquisition candidates. As a result, competition from these entities could adversely impact our results of operations and cash available for distribution.

Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to you.

Pursuant to the Omnibus Agreement, as amended, we entered into with DCP Midstream, LLC, our general partner and others, DCP Midstream, LLC will receive reimbursement for the payment of operating expenses related to our operations and for the provision of various general and administrative services for our benefit. Payments for these services will be substantial and will reduce the amount of cash available for distribution to unitholders. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units.

Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owner, DCP Midstream, LLC. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement permits our general partner to make a number of decisions either in its individual capacity, as opposed to in its capacity as our general partner or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include:

•	the exercise of its right to reset the target distribution levels of its incentive distribution rights at higher levels and receive, in connection with this reset, a number of Class B units that are convertible at any time following the first anniversary of the issuance of these Class B units into common units;

•	its limited call right;

•	its voting rights with respect to the units it owns;

•	its registration rights; and

•	its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above.

Our partnership agreement restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the special committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

Our general partner may elect to cause us to issue Class B units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the special committee of our general partner or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount.

In connection with resetting these target distribution levels, our general partner will be entitled to receive a number of Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be convertible into an equal number of common units. The number of Class B units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when it is experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our Class B units, which are entitled to receive cash distributions from us on the same priority as our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new Class B units to our general partner in connection with resetting the target distribution levels related to our general partner incentive distribution rights.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of directors, and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner will be chosen by the members of our general partner. Furthermore, if the unitholders were dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they may be unable to remove our general partner without its consent.

The unitholders may be unable to remove our general partner without its consent because our general partner and its affiliates own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. As of December 31, 2007, our general partner and its affiliates owned approximately 34.4% of our aggregate outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholder’s dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

If we are deemed an “investment company” under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

Our current assets include a 25% interest in East Texas, a 40% interest in Discovery, a 45% interest in Black Lake and investments in certain commercial paper and other high grade debt securities, some or all of which may be deemed to be “investment securities” within the meaning of the Investment Company Act of 1940. If a sufficient amount of our assets are deemed to be “investment securities” within the meaning of the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events would adversely affect the price of our common units and could have a material adverse effect on our business.

Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes in which case we would be treated as a corporation for federal income tax purposes. As a result, we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as an investment company would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. For a discussion of the federal income tax implications if we were treated as a corporation in any taxable year, please read “Material Tax Consequences — Partnership Status.”

Additionally, as a result of our desire to avoid having to register as an investment company under the Investment Company Act, we may have to forego potential future acquisitions of interests in companies that may be deemed to be investment securities within the meaning of the Investment Company Act or dispose of our current interests in East Texas, Discovery or Black Lake.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

We may issue additional units without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Affiliates of our general partner may sell common units in the public or private markets, which sales could have an adverse impact on the trading price of the common units.

As of December 31, 2007, DCP Midstream, LLC and its affiliates hold an aggregate of 1,103,594 common units and 7,142,857 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period, as set forth in our partnership agreement, and some may convert earlier. The sale of any of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

The liability of holders of limited partner interests may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. Holders of limited partner interests could be liable for any and all of our obligations as if such holder were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	the right of holders of limited partner interests to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats us as a corporation or we become subject to a material amount of additional entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to our unitholders.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, which we refer to as the IRS, on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to the unitholder would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to them. Because a tax would be imposed upon us as a corporation, our cash available for distribution to the unitholder would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, at the federal level, legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such legislation would not apply to us as currently proposed, it could be amended prior to enactment in a manner that does apply to us. We are unable to predict whether any of these changes, or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Specifically, beginning in 2008, we will be required to pay Texas franchise tax at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of such a tax on us by Texas and, if applicable, by any other state will reduce, the cash available for distribution to the unitholder. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress are considering substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although the currently proposed legislation would not appear to affect our tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

The unitholder may be required to pay taxes on income from us even if the unitholder does not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount than the cash we distribute, the unitholder will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. The unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the tax liability that results from that income.

Tax gain or loss on disposition of common units could be more or less than expected.

If the unitholder sells their common units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those common units. Because distributions to the unitholders in excess of the total net taxable income allocated to them for a common unit decreases their tax basis in that common unit, the amount, if any, of such prior excess distributions will, in effect, become taxable income to them if the common unit is sold at a price greater than their tax basis in that common unit, even if the price is less than their original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if the unitholder sells their units, they may incur a tax liability in excess of the amount of cash they receive from the sale. Please read “Material Tax Consequences — Disposition of Common Units — Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If the unitholder is a tax-exempt entity or a non-U.S. person, they should consult their tax advisor before investing in our common units.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the unitholder. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopted.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees.”

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedule K-1’s) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Unitholders may be subject to state and local taxes and return filing requirements in states where they do not reside as a result of investing in our units.

In addition to federal income taxes, the unitholder may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property, even if you do not live in any of those jurisdictions. The unitholder may be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, the unitholder may be subject to penalties for failure to comply with those requirements. We own assets and conduct business in the states of Colorado, Wyoming, Oklahoma, Louisiana, Texas, Arkansas, Pennsylvania, New York, Vermont, Massachusetts, Rhode Island, Maine, Connecticut, Indiana, Kentucky, Maryland, New Hampshire, Ohio, Tennessee, Virginia and West Virginia. Each of these states, other than Texas and Wyoming, currently imposes a personal income tax on individuals. A majority of these states impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in the common units.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common units by the selling unitholders.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units have been listed on the New York Stock Exchange, or the NYSE, under the symbol “DPM” since December 2, 2005. Prior to December 2, 2005, our equity securities were not listed on any exchange or traded on any public trading market. The following table sets forth the high and low closing sales prices of the common units, as reported by the NYSE, as well as the amount of cash distributions declared per quarter for 2007, 2006 and for the period from December 7, 2005, the closing of our initial public offering, through December 31, 2005.

				Distribution
			Distribution	per
			per Common	Subordinated
Quarter Ended	High	Low	Unit	Unit

September 30, 2007	$50.50	$41.75	$0.550	$0.550
June 30, 2007	$47.00	$38.15	$0.530	$0.530
March 31, 2007	$40.06	$33.99	$0.465	$0.465
December 31, 2006	$35.28	$27.90	$0.430	$0.430
September 30, 2006	$28.95	$27.48	$0.405	$0.405
June 30, 2006	$29.40	$26.40	$0.380	$0.380
March 31, 2006	$28.25	$24.05	$0.350	$0.350
December 7, 2005 to December 31, 2005	$24.92	$23.08	$0.095	$0.095

We have also issued 7,142,857 subordinated units, for which there is no established public trading market. The subordinated units are held by our general partner and its affiliates. Our general partner and its affiliates will receive a quarterly distribution on these units only after sufficient funds have been paid to the common units.

The last reported sale price of the common units on the New York Stock Exchange on January 17, 2008 was $38.96. As of January 10, 2008, there were approximately 68 unitholders of record of our common units. This number does not include unitholders whose units are held in trust by other entities. The actual number of unitholders is greater than the number of holders of record.

DESCRIPTION OF THE COMMON UNITS

The Units

We currently have outstanding common units and subordinated units, which are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read “Material Tax Consequences.”

Our outstanding common units are listed on the New York Stock Exchange under the symbol “DPM.” Any additional common units we issue will also be listed on the New York Stock Exchange.

Subordinated Units

Our subordinated units are a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of our common units. During the subordination period, our subordinated units will not be entitled to receive any distributions until our common units have received the minimum quarterly distribution plus any arrearages from prior quarters. The term of the subordination period is described under “Our Cash Distribution Policy and Restrictions on Distributions — Subordination Period.”

Class B Units

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. In connection with resetting these target distribution levels, our general partner will be entitled to receive a number of Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be convertible into an equal number of common units. The number of Class B units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. For a more detailed description of our general partner’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner to receive Class B units in connection with this reset, please read “Our Cash Distribution Policy and Restrictions on Distributions — General Partner’s Rights to Reset Target Distribution Levels”.

Class C Units

On November 1, 2006, we issued to DCP LP Holdings, LP, a wholly-owned subsidiary of DCP Midstream, LLC, 200,312 Class C units as partial consideration for the acquisition of Gas Supply Resources, LLC, or GSR, by the Partnership. The Class C units had the same liquidation preference, rights to cash distributions and voting rights as the common units. On July 2, 2007, the Class C units were converted to common units.

Number of Units

As of December 31, 2007, we had outstanding 16,840,326 common units, 7,142,857 subordinated units, no Class B units and no Class C units. There is currently no established public trading market for our subordinated units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units and Class C units, if any, excluding those common units and Class C units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, Class C units, if any, and Class B units, if any, voting as a class.

In voting their common, Class C, Class B and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement”.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets”.

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution”.

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution”.

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2015 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner”.

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner”.

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2015. See “— Transfer of General Partner Units”.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2015. Please read “— Transfer of Incentive Distribution Rights”.

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner”.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in 21 states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its general partner interest in us. The general partner’s 2% interest in us was reduced to 1.5% as a result of the issuance of the 3,005,780 common units to certain private investors on June 22, 2007 and the issuance of the 2,656,687 common limited partner units in conjunction with the Momentum Energy Group Inc., or MEG, acquisition on August 29, 2007. Our general partner’s interest in us will be further reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.  Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of December 31, 2007, our general partner and its affiliates owned approximately 34% of the outstanding common and subordinated units.

No Unitholder Approval.  Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•	the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Our Cash Distribution Policy and Restrictions on Distributions — General Partner’s Right to Reset Incentive Distribution Levels;” or

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B units; and

•	any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy and Restrictions on Distributions — Distributions of Cash Upon Liquidation”. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights”.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution”.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, Class C units, if any, and Class B units, if any, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to December 31, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, DCP Midstream, LLC and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in DCP Midstream GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2015, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove DCP Midstream GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units”.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities”. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, Class C, if any, and Class B units, if any, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability”, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of DCP Midstream GP, LP as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and a structuring fee.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we entered into in connection with our formation and our initial public offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy.  Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available after expenses and reserves rather than retaining it. Because we believe we will generally finance any non-maintenance capital investments from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.  There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our distribution policy is subject to restrictions on distributions under our credit facility. Specifically, the agreement related to our credit facility contains material financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our credit facility or if we are otherwise in default under our credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•	The board of directors of our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of the public common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units and any Class C units and any Class B units issued upon the reset of incentive distribution rights, if any, voting as a class (including common units held by affiliates of DCP Midstream, LLC) after the subordination period has ended.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•	We have partial ownership interests in a number of joint venture legal entities, including Discovery, East Texas, Collbran and Black Lake. The governing agreement for these legal entities contains the requirements and restrictions on distributing cash from these joint ventures. We may be unable to control the timing and the amount of cash we will receive from the operation of these entities and we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to make distributions.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital.  We expect that we will distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Distributions of Available Cash

General.  Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2005, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash.  Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

Minimum Quarterly Distribution.  The minimum quarterly distribution, as defined in our partnership agreement, is $0.35 per unit per quarter, or $1.40 per unit per year. Our current quarterly distribution is $0.55 per unit, or $2.20 per unit annualized. There is no guarantee that we will maintain our current distribution or pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our credit agreement.

General Partner Interest and Incentive Distribution Rights.  Initially, our general partner was entitled to 2% of all quarterly distributions since inception that we made. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest. The general partner’s 2% interest in us was reduced to 1.5% as a result of the issuance of the 3,005,780 common units to certain private investors on June 22, 2007 and the issuance of the 2,656,687 common limited partner units in conjunction with the Momentum Energy Group Inc., or MEG, acquisition on August 29, 2007. The general partner’s interest in these distributions may be further reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48% plus the general partner’s pro rata interest, of the cash we distribute from operating surplus (as defined below) in excess of $0.4025 per unit per quarter. The maximum distribution of 48% plus the general partner’s pro rata interest does not include any distributions that our general partner may receive on limited partner units that it owns. Please read “— General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General.  All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus.  Operating surplus consists of:

•	an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; plus

•	all of our cash receipts since our initial public offering, excluding cash from borrowings, sales of equity and debt securities, sales or other dispositions of assets outside the ordinary course of business, the termination of interest rate swap agreements, capital contributions or corporate reorganizations or restructurings; less

•	all of our operating expenditures since our initial public offering, but excluding the repayment of borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

Maintenance capital expenditures represent cash expenditures where we add on to or improve capital assets owned or acquire or construct new capital assets if such expenditures are made to maintain, including over the long term, our operating capacity or revenues. Expansion capital expenditures represent cash expenditures for acquisitions or capital improvements (where we add on to or improve the capital assets owned, or acquire or construct new gathering lines, treating facilities, processing plants, fractionation facilities, pipelines, terminals, docks, truck racks, tankage and other storage, distribution or transportation facilities and related or similar midstream assets) in each case if such addition, improvement, acquisition or construction is made to increase our operating capacity or revenues or those of our equity interests. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets will be treated as operations and maintenance expenses as we incur them. Our partnership agreement provides that our general partner determines how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

Capital Surplus.  Capital surplus consists of:

•	borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions.  Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter. This amount, which initially equals $25.0 million, does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General.  Our partnership agreement provides that, during the subordination period (which we define below and in Appendix B), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period.  The subordination period will extend until the first day of any quarter beginning after December 31, 2010 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common, subordinated units and general partner units during those periods on a fully diluted basis during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of the Subordination Period.  When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early Conversion of Subordinated Units.  If the tests for ending the subordination period are satisfied for any two consecutive, non-overlapping four-quarter periods ending on or after December 31, 2007, 50% of the subordinated units will convert into an equal number of common units. In addition to the early conversion of subordinated units described above, 50% of the subordinated units will convert into an equal number of common units if the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.75 (125% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods ending on or after December 31, 2008; and

•	the adjusted operating surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $1.75 per common unit (125% of the annualized minimum quarterly distribution) on all of the outstanding common, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

Adjusted Operating Surplus.  Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, to the common unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus after the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest if we issue additional units. The general partner’s 2% interest in us was reduced to 1.5% as a result of the issuance of the 3,005,780 common units to certain private investors on June 22, 2007 and the issuance of the 2,656,687 common limited partner units in conjunction with the Momentum Energy Group Inc., or MEG, acquisition on August 29, 2007. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled, will be proportionately and further reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, to all unitholders and the general partner, in accordance with their pro rata interest, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•	second, 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•	third, 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives a total of $0.525 per unit for that quarter (the “third target distribution”); and

•	thereafter, 48% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders (the “fourth target distribution”).

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, to all unitholders and the general partner, in accordance with their pro rata interest, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

•	third, 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 48% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumptions that the general partner owns a 1.7% interest and the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.60.

		Marginal Percentage
		Interest in Distributions
	Quarterly Distribution		General	Quarterly Distribution per Unit
	per Unit Prior to Reset	Unitholders	Partner	Following Hypothetical Reset

Minimum Quarterly Distribution	$0.35	98.3%	1.7%	$0.60
First Target Distribution	up to $0.4025	98.3%	1.7%	up to $0.69(1)
Second Target Distribution	above $0.4025 up to $0.4375	85.3%	14.7%	above $0.69(1) up to $0.75(2)
Third Target Distribution	above $0.4375 up to $0.525	75.3%	24.7%	above $0.75(2) up to $0.90(3)
Thereafter	above $0.525	50.3%	49.7%	above $0.90(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that there are 45,000,000 common units, no Class C units and 918,367 general partner units, representing a 1.7% general partner interest, outstanding, and that the average distribution to each common unit is $0.60 for the two quarters prior to the reset.

		Common	General Partner Cash Distributions Prior to Reset
	Quarterly	Unitholders		1.7%
	Distribution	Cash		General
	per Unit	Distributions	Class B	Partner			Total
	Prior to Reset	Prior to Reset	Units	Interest	IDRs	Total	Distribution

Minimum Quarterly Distribution	$0.35	$15,750,000	$—	$272,380	$—	$272,380	$16,022,380
First Target Distribution	up to $0.4025	2,362,500	—	40,857	—	40,857	2,403,357
Second Target Distribution	above $0.4025 up to $0.4375	1,575,000	—	31,389	240,035	271,424	1,846,424
Third Target Distribution	above $0.4375 up to $0.525	3,937,500	—	88,894	1,202,689	1,291,583	5,229,083
Thereafter	above $0.525	3,375,000	—	114,066	3,220,676	3,334,741	6,709,741

		$27,000,000	$—	$547,586	$4,663,400	$5,210,985	$32,210,985

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 45,000,000 common units, no Class C units, 7,772,333 Class B units and 1,077,836 general partner units, representing a 1.7% general partner interest, outstanding, and that the average distribution to each common unit is $0.60. The number of Class B units was calculated by dividing (x) the $4,663,400 received by the general partner in respect of its incentive distribution rights, or IDRs, as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above by (y) the $0.60 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

		Common	General Partner Cash Distributions After Reset
	Quarterly	Unitholders		1.7%
	Distribution	Cash		General
	per Unit	Distributions	Class B	Partner			Total
	After Reset	After Reset	Units	Interest	IDRs	Total	Distribution

Minimum Quarterly Distribution	$0.60	$27,000,000	$4,663,400	$547,586	$—	$5,210,986	$32,210,986
First Target Distribution	up to $0.69	—	—	—	—	—	—
Second Target Distribution	above $0.69 up to $0.75	—	—	—	—	—	—
Third Target Distribution	above $0.75 up to $0.90	—	—	—	—	—	—
Thereafter	above $0.90	—	—	—	—	—	—

		$27,000,000	$4,663,400	$547,586	$—	$5,210,986	$32,210,986

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assumes a 1.7% general partner interest and assumes that our general partner has contributed any additional capital to maintain its 1.7% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly	Marginal Percentage
	Distribution per Unit	Interest in Distributions
			General
	Target Amount	Unitholders	Partner

Minimum Quarterly Distribution	$0.35	98.3%	1.7%
First Target Distribution	up to $0.4025	98.3%	1.7%
Second Target Distribution	above $0.4025 up to $0.4375	85.3%	14.7%
Third Target Distribution	above $0.4375 up to $0.525	75.3%	24.7%
Thereafter	above $0.525	50.3%	49.7%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.  Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	second, to the common unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.  Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 48% being paid to the general partner, plus the general partner’s pro rata interest, and the remainder being paid to all unitholders. This assumes the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of common units issuable during the subordination period without a unitholder vote; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without unitholder vote would double and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.  If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, to the common unitholders and the general partner, in accordance with their pro rata interest, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, to the subordinated unitholders and the general partner, in accordance with their pro rata interest, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, to all unitholders and the general partner, in accordance with their pro rata interest, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders and the general partner, in accordance with their pro rata interest, for each quarter of our existence;

•	fifth, 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata for each quarter of our existence;

•	sixth, 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata for each quarter of our existence; and

•	thereafter, 48% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses.  If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts and the general partner, in accordance with their pro rata interest, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts and the general partner, in accordance with their pro rata interest, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts.  Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are to DCP Midstream Partners and the operating partnership.

This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

(3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

(a) Neither we nor the operating company has elected or will elect to be treated as a corporation;

(b) For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts) we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Unitholders who have become limited partners of DCP Midstream Partners will be treated as partners of DCP Midstream Partners for federal income tax purposes. Also:

(a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of DCP Midstream Partners for federal income tax purposes.

As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in DCP Midstream Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased provided such losses do not exceed such unitholder’s tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitations in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may generally be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. Further, a unitholder’s share of our net income may be offset by any suspended passive losses from that unitholder’s investment in us, but may not be offset by that unitholder’s current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributable to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder who purchases common units from us in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests immediately prior to such other transactions to account for the difference between a partner’s “book” capital account, credited with the fair market value of our Contributed Property at that time, and “tax” capital account, credited with the tax basis of our Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the Book-Tax Disparity will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual where the asset disposed of was held for more than twelve months at the time of disposition is currently 15% and is scheduled to remain at 15% for years 2008 through 2010 and then increase to 20% beginning January 1, 2011.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Tax Treatment of Operations — Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Tax Treatment of Operations — Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders immediately prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15% through December 31, 2010. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership would be subject to U.S. federal income tax or withholding tax upon the sale or disposition of a unit to the extent of the unitholder’s share of the partnership’s U.S. real property holdings if he owns 5% or more of the units at any point during the five-year period ending on the date of such disposition. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in the states of Colorado, Wyoming, Oklahoma, Louisiana, Texas, Arkansas, Pennsylvania, New York, Vermont, Massachusetts, Rhode Island, Maine, Connecticut, Indiana, Kentucky, Maryland, New Hampshire, Ohio, Tennessee, Virginia and West Virginia. Each of these states, except Texas and Wyoming currently impose a personal income tax on individuals. Most of these states impose an income tax on corporations and other entities. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 5,386,732 common units by selling unitholders. Each of the selling unitholders acquired its common units in connection with a private placement in June 2007 or August 2007. We are registering the common units described below pursuant to registration rights agreements entered into by us and the selling unitholders in connection with the private placements.

No offer or sale may be made by a unitholder unless that unitholder is listed in the table below. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders.

No such sales may occur unless the selling unitholder has notified us of his or her intention to sell our common units and this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offers or sells such common units. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.

The following table sets forth, the name of each selling unitholder, the amount of common units beneficially owned and the percentage of common units outstanding owned by each selling unitholder prior to the offering, the number of common units being offered for each selling unitholder’s account, and the amount to be owned and the percentage of common units outstanding owned by each selling unitholder following the completion of the offering (assuming each selling unitholder sells all of the common units covered by this prospectus). The percentages of common units outstanding have been calculated based on 16,840,326 common units outstanding as of January 10, 2008. Unless otherwise indicated, the selling unitholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors, other than as a unitholder, during the past three years.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

	Common Units Beneficially			Common Units Beneficially
	Owned Prior to this Offering		Units Offered	Owned Following this Offering
		Percentage	in this		Percentage
Name of Selling Unitholder	Number	Owned	Offering	Number	Owned

GPS Income Fund LP(1)	161,528	*	115,513	46,015	*
Kidron Partners III LP(1)	693,641	4.12%	693,641	—	—
Eagle Income Appreciation Partners, LP(1)	235,861	1.40%	92,486	143,375	*
Eagle Income Appreciation II, LP(1)	23,122	*	23,122	—	—
Hartz Capital Investments, LLC(1)	115,607	*	115,607	—	—
Royal Bank of Canada(1)	620,754	3.69%	578,127	42,627	*
Tortoise Energy Infrastructure Corporation(1)	423,825	2.52%	404,625	19,200	*
MSDW Strategic Investments, Inc.(1)	779,938	4.63%	115,607	664,331	3.94%
Energy Income and Growth Fund(1)	86,705	*	86,705	—	—
Fiduciary/Claymore MLP Opportunity Fund(1)	635,480	3.77%	86,705	548,775	3.26%
The Northwestern Mutual Life Insurance Company(1)	115,607	*	115,607	—	—
ING Life Insurance and Annuity Company(1)	263,584	1.57%	263,584	—	—

	Common Units Beneficially			Common Units Beneficially
	Owned Prior to this Offering		Units Offered	Owned Following this Offering
		Percentage	in this		Percentage
Name of Selling Unitholder	Number	Owned	Offering	Number	Owned

ING USA Annuity and Life Insurance Company(1)	156,069	*	156,069	—	—
Security Life of Denver Insurance Company(1)	110,983	*	110,983	—	—
Reliastar Life Insurance Company of New York(1)	4,624	*	4,624	—	—
Reliastar Life Insurance Company(1)	42,775	*	42,775	—	—
Lehman Brothers MLP Opportunity Fund L.P(2)(3)	1,655,548	9.83%	1,655,548	—	—
Banc of America Capital Investors V, L.P(2)(4)	476,190	2.83%	476,190	—	—
William E. Pritchard III(2)	119,047	*	119,047	—	—
Frank D. Tsuru(2)	47,619	*	47,619	—	—
George W. Passela(2)	23,810	*	23,810	—	—
W. Mark Low(2)	23,810	*	23,810	—	—
George W. Francisco IV(2)	17,857	*	17,857	—	—
Jack E. Vaughn(2)	11,905	*	11,905	—	—
Alexander M. McLean(2)	2,381	*	2,381	—	—
Jeff Lowe(2)	1,785	*	1,785	—	—
William Sawyer(2)	1,000	*	1,000	—	—
Total	6,851,055	40.68%	5,386,732

*	Less than 1%

(1)	These common units were acquired on June 19, 2007 in a private placement of 3,005,780 common units with certain institutional investors.

(2)	These common units were acquired on August 29, 2007 in a private placement of 2,380,952 common units in connection with the acquisition certain subsidiaries of Momentum Energy Group Inc., or MEG. This private placement was completed pursuant to a purchase agreement with certain prior owners of MEG or affiliates of such owners.

(3)	Lehman Brothers MLP Opportunity Fund LP is an affiliate of Lehman Brothers Inc., a registered broker-dealer. Lehman Brothers MLP Opportunity Fund LP has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers MLP Opportunity Fund LP’s general partner is an indirect wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company.

(4)	Banc of America Capital Investors V, L.P. is an affiliate of Bank of America, National Association, or Bank of America. Bank of America is a syndicate member in our Amended Credit Agreement with a 6.1% commitment percentage.

PLAN OF DISTRIBUTION

We are registering the common units on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

Under this prospectus, the selling unitholders intend to offer our securities to the public:

•	through one or more broker-dealers;

•	through underwriters; or

•	directly to investors.

The selling unitholders may price the common units offered from time to time:

•	at fixed prices;

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	at negotiated prices.

We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder’s sale of its respective common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange or such other national exchange on which our common units are listed at such time;

•	through the writing of options;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents. In no event will any compensation to be paid to FINRA members in connection with this offering exceed 10% plus 0.5% for bona fide due diligence.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated balance sheet of DCP Midstream GP, LP as of December 31, 2006, incorporated in this prospectus by reference from DCP Midstream Partners, LP’s Current Report on Form 8-K dated April 20, 2007, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of DCP Midstream, LLC as of December 31, 2006, incorporated in this prospectus by reference from DCP Midstream Partners, LP’s Current Report on Form 8-K dated April 20, 2007, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the East Texas Midstream Business as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, incorporated in this prospectus by reference from DCP Midstream Partners, LP’s Current Report on Form 8-K/A dated October 16, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which has been incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of the East Texas Midstream Business from the separate records maintained by DCP Midstream, LLC), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Momentum Energy Group, Inc and Subsidiaries as of June 30, 2007, December 31, 2006, and 2005 and for the six month period ended June 30, 2007, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004, incorporated in this prospectus by reference from DCP Midstream Partners, LP’s Current Report on Form 8-K/A dated October 3, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedule of DCP Midstream Partners, LP (the “Company”), as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006, which give retroactive effect to the July 1, 2007 acquisition by the Company of a 25% limited liability interest in DCP East Texas Holdings, LLC (“East Texas”), a 40% limited liability interest in Discovery Producer Services, LLC (“Discovery”), and a nontrading derivative instrument (the “Swap”) from DCP Midstream, LLC (“Midstream”), which has been accounted for in a manner similar to a pooling of interests as described in Note 4 to the consolidated financial statements, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated January 15, 2008, have been audited by Deloitte & Touche LLP, as stated in their report, based in part on the report of Ernst & Young LLP as it relates to Discovery, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to (1) the preparation of the portion of the Company’s consolidated financial statements attributable to operations prior to December 7, 2005 from the separate records of Midstream, and (2) the basis of presentation of the consolidated financial statements of the Company to retroactively reflect the Company’s acquisition of the wholesale propane logistics business and the preparation of the portion of the Company’s consolidated financial statements attributable to the wholesale propane logistics business from the separate records maintained by Midstream, and (3) the preparation of the portion of the Company’s consolidated financial statements attributable to East Texas, Discovery, and the Swap from the separate records maintained by Midstream). Such consolidated financial statements of the Company have been so incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

The supplemental consolidated balance sheet of DCP Midstream GP, LP (the “Company”), as of December 31, 2006, which gives retroactive effect to the July 1, 2007 acquisition by the Company of a 25% limited liability interest in DCP East Texas Holdings, LLC (“East Texas”), a 40% limited liability interest in Discovery Producer Services, LLC (“Discovery”), and a nontrading derivative instrument (the “Swap”) from DCP Midstream, LLC (“Midstream”), which has been accounted for in a manner similar to a pooling of interests as described in Note 4 to the supplemental consolidated financial statements, incorporated in this prospectus by reference from DCP Midstream Partners, LP’s Current Report on Form 8-K dated October 17, 2007, has been audited by Deloitte & Touche LLP, as stated in their report, based in part on the report of Ernst & Young LLP as it relates to Discovery, which is incorporated herein by reference. Such supplemental consolidated financial statements of the Company have been so incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP are independent auditors and Ernst & Young LLP are independent registered public accountants.

The consolidated financial statements of Discovery Producer Services LLC at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing in DCP Midstream Partners, LP’s Current Report on Form 8-K dated October 3, 2007, incorporated by reference herein, and is incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.